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                                                                EXHIBIT 10.2 (w)




























                    UNIVERSAL FOODS SUPPLEMENTAL BENEFIT PLAN






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                   UNIVERSAL FOODS SUPPLEMENTAL BENEFIT PLAN

Section 1. Purpose.

         The purpose of this Plan is to reimburse certain employees for various reductions in qualified plan benefits in the Universal Foods Retirement Employee Stock Ownership Plan, the Universal Foods Transition Retirement Plan, the Universal Foods Corporation Savings Plan, and the Universal Foods
Corporation Retirement Plan - General Participating Group, which reductions are caused by (i) restrictions in Sections 401(a)(17), 410, or 415 of the Internal Revenue Code, (ii) the maximum limitation on employer and employee contributions under Code Sections 401(k), 401(m), and 402(g), and (iii) the deferral of a portion of their cash compensation pursuant to nonqualified deferred compensation arrangements.

Section 2. Definitions.

         (a) "Benefits Administrative Committee" means the Benefits Administrative Committee of the Company appointed by the Oversight Committee.

         (b) "Code" means the Internal Revenue Code of 1986, as amended.

         (c) "Company" means Universal Foods Corporation or any successor thereto.

         (d) "Deferred Compensation Limit" means the limitations, if any, imposed by the Internal Revenue Service on the recognition by qualified retirement plans of the amount of any direct cash compensation deferred pursuant to the Universal Foods Corporation Executive Income Deferral Plan and the Universal Foods Corporation Management Income Deferral Plan as adopted June ll, 1987 and amended from time to time.

         (e) "Employer" means the Company and any subsidiary or affiliate of the Company.

         (f) "ESOP" means the Universal Foods Retirement Employee Stock Ownership Plan as amended from time to time.

         (g) "Executive" means any employee of an Employer who is specifically designated by the Benefits Administrative Committee, on attached Appendix A, as eligible to participate in this Plan.

         (h) "415 Limit" means the limitations imposed by Code Section 415 on benefits and/or contributions for qualified retirement plans.


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         (i) "Oversight Committee" means the Oversight Committee of the Board of
Directors of the Company.

         (j) "Plan Account" means a bookkeeping account maintained by the Benefits Administrative Committee for each Executive which determines the value of certain supplements hereunder from time to time.

         (k) "Rabbi Trust" means the trust established pursuant to the Trust Agreement dated January 18, 1988 between the Company and Marshall & Ilsley Trust Company which applies to various nonqualified deferred compensation programs for employees of the Company.

         (1) "Retirement Plan" means the Universal Foods Corporation Retirement Plan-General Participating Group as in effect on December 31, 1988.

         (m) "Savings Plan" means the Universal Foods Corporation Savings Plan as amended from time to time.

         (n) "Transition Plan" means the Universal Foods Transition Retirement Plan as amended from time to time.

         (o) "$200,000 Limit" means the limitation imposed by Code Section 401(a)(17) on a participant's annual compensation for purposes of calculating benefits under qualified retirement plans.

         (p) "UFC Stock" means common stock of the Company and/or noncallable preferred stock of the Company which is convertible into common stock of the Company.

Section 3. Retirement Plan Supplement.

         (a) Effective October 1, 1982, the Universal Foods Corporation Unfunded Retirement Plan (the "Unfunded Plan") was adopted to provide eligible employees the benefits lost under the Retirement Plan on account of the benefit limitations of Code Section 415. The Unfunded Plan is being merged into this Plan as of December 31, 1988, and any and all rights of employees or former employees under the Unfunded Plan shall be converted to the benefits paid hereunder.

         (b) Eligible Executives are those Executives who as of December 31, 1988 are entitled to an accrued benefit under the Retirement Plan which is less than the Retirement Plan formula would otherwise provide as of such date on account of the 415 Limit and/or the Deferred Compensation Limit (such difference being the "excess benefit" for purposes of this Section 3).


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         (c) The benefit under this Section 3 shall be the lump sum actuarial equivalent (using the actuarial assumptions employed to determine the "ESOP Transfer" amount from the Retirement Plan) of the excess benefit. Such lump sum amount, calculated as of the date of the actual ESOP Transfers from the Retirement Plan to the ESOP, shall accrue interest at eight and one-quarter percent (8-1/4%) through September 25, 1989. Such lump sum amount plus interest shall be allocated to the Executive's Plan Account as of September 25, 1989.

Section 4. Savings Plan Matching Supplement.

         As of September 30, 1989 and each September 30 thereafter, an Executive's Plan Account shall be allocated an amount equal to the difference between (A) and (B), where:

         (A) is the amount of matching Employer contributions that would have been allocated to the account of the Executive for such year under the Savings Plan, assuming:

             (1) the Executive had made the maximum pre-tax deposits for the year,

             (2)   the 415 Limit and $200,000 Limit were
                   inapplicable, and

             (3) the limitations on employer and employee contributions under Code Sections 401(k),
                   401(m), and 402(g) were inapplicable, and

         (B) is the actual matching Employer contribution allocable to the Executive's Savings Plan account for the year.

Section 5. ESOP Supplement.

         As of September 30, 1989 and each September 30 thereafter, an Executive's Plan Account shall be allocated an amount equal to the difference between (A) and (B), where:

         (A) is the amount of allocations that would have been made to the account of the Executive for such year pursuant to Section
         4.02 of the ESOP, assuming the 415 Limit, the $200,000 Limit, and the Deferred Compensation Limit were inapplicable; and

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           (B) is the actual Section 4.02 allocation to the Executive's
           ESOP account for the year.

Section 6. Transition Supplement.

           As of September 30, 1989 and each September 30 thereafter, an Executive's Plan Account shall be allocated an amount equal to the amount of allocations that would have been made to the account of the Executive for such year pursuant to Section 4.02 of the Transition Plan, assuming the 415 Limit were inapplicable and the Executive were a participant in the Transition Plan with the benefit determined by the Benefits Administrative Committee. This Transition Supplement shall be the Executive's applicable dollar amount for such year as specified in Appendix A attached hereto.

Section 7. Valuation Adjustments to Excess Plan Account.

           (a) The Benefits Administrative Committee shall maintain a bookkeeping record of the Plan Account for each Executive. The amount in each Account shall be adjusted from time to time by the allocations provided in Sections 3, 4, 5 and 6 above, the distributions provided in Section 8 below, and the adjustments for valuation specified below.

           (b) As of September 30, 1989, the portion of a Plan Account attributable to the Retirement Plan Supplement shall reflect the fair market value of the segregated assets in the Rabbi Trust attributable thereto as of such date.

           (c) The portions of a Plan Account attributable to the ESOP Supplement and Transition Plan Supplement and, after September 30, 1989, the Retirement Plan Supplement shall reflect the actual investment performance of the Executive's account under the ESOP. In the event the Executive has no such account, the Plan Account shall reflect the actual investment performance of the UFC Stock account under the ESOP.

           (d) The portion of a Plan Account attributable to the Savings Plan Matching Supplement shall be treated as being invested fully in the UFC Stock Fund under the Savings Plan.

           (e) In the event that the Benefits Administrative Committee utilizes the Rabbi Trust pursuant to Section 9 below, the actual earnings of the assets in the Rabbi Trust shall be irrelevant with respect to the value of an Executive's

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Plan Account except as described in (b) above. The adjustments to a portion of a
Plan Account attributable to a particular Supplement, as required above, shall be made on the same dates that the valuations are conducted for the plan to which the particular Supplement relates or more frequently as determined by the Benefits Administrative Committee.

Section 8. Benefit Payments.

         (a) An Executive shall only be vested in the Plan Account if such Executive is vested pursuant to the terms of the ESOP. Consistent with Section
5.08 of the ESOP, the Plan Accounts shall be fully vested and nonforfeitable in the event of a "change of control of the Company" which for this purpose means:

         (i) the acquisition of more than eighty-five percent (85%) of the outstanding shares of voting stock directly or indirectly by any person or group of persons acting in concert, excluding affiliates of the Company, by means of an offer made publicly to the holders of all or substantially all of the outstanding shares of any one or more classes of the voting stock of the Company to acquire such shares for cash, securities, other property or any combination thereof; or

        (ii) the sale, assignment or transfer by the Company of all or substantially all of its business and assets to any person, excluding affiliates of the Company; or

      (iii) a merger, consolidation or other business combination by the Company into or with any person in which neither the Company nor any subsidiary thereof is the continuing or successor corporation.

        (iv) As a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who are directors of the Company before any of the foregoing transactions shall cease to constitute a majority of the

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             Board of Directors of the Company or any successor to
             the Company.

         (b) Distribution of the vested Plan Account of an Executive shall be made in a lump sum cash payment within sixty (60) days after the end of the calendar quarter in which occurs the Executive's termination of employment with the Employers.

         (c) In the event the Executive dies prior to receipt of the Executive's Plan Account and either (i) the Executive's Account is vested pursuant to (a) above or (ii) the Executive dies while employed with the Employers, the amount of such Account shall be paid to the beneficiary designated by the Executive in a lump sum cash payment within sixty (60) days after the end of the calendar quarter in which the Executive's death occurs. A beneficiary may be designated by the Executive by a written statement to such effect filed with the Chairman of the Benefits Administrative Committee. In the event no beneficiary is validly designated or the designated beneficiary predeceased the Executive, the Executive's estate shall be the beneficiary hereunder.

         (d) In the event the Rabbi Trust invests in UFC Stock as an asset attributable to the Plan, an Executive or beneficiary eligible for a cash lump sum payment may elect to receive such distribution in UFC Stock in lieu of cash, but only to the extent and pursuant to the rules established by the Benefits Administrative Committee from time to time.

Section 9. Rabbi Trust.

         (a) The Plan Account is utilized solely as a device for the measurement and determination of the amount to be paid to an Executive hereunder. Neither the Plan Accounts nor any other reserve established on the Company's books to reflect the liabilities under this Plan shall constitute or be treated as a trust fund of any kind.

         (b) Notwithstanding (a) above, the Company shall periodically fund the Rabbi Trust in order to maintain sufficient assets therein to equal the value from time to time of the Plan Accounts.

         (c) In the event the Rabbi Trust invests in UFC Stock as an asset attributable to the Plan, prior to an occasion for the exercise of UFC Stock voting rights, the Benefits Administrative Committee shall provide each Executive with notification of such occasion together with any other information being provided by the Company to its shareholders with respect to such occasion. Each Executive is entitled to direct the Benefits Administrative Committee as to the

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manner in which the portion of the UFC Stock owned by the Rabbi Trust attributable to his Plan Account is to be voted on such occasion; provided, that, with respect to any fractional share of such UFC Stock, it shall be combined with fractional shares in other Plan Accounts to be voted to reflect, to the extent the Benefits Administrative Committee determines it is possible, the directions of the Executives with fractional shares attributable to their Plan Accounts. The voting directions with respect to the UFC Stock of all Executives shall be communicated by the Benefits Administrative Committee to the Trustee for voting in accordance therewith; provided that the voting rights of any UFC Stock for which no direction is received, shall be exercised as directed by the Benefits Investment Committee of the Company in a manner it determines to be in the best interests of Participants.

         (d) In the event of any tender offer for shares of UFC Stock held in the Rabbi Trust attributable to the Plan, the Benefits Administrative Committee shall provide each Executive with notification of such tender offer together with any other information being provided to Company shareholders in connection with the tender offer. Each Executive is entitled to direct the Trustee as to whether or not and, if so, to what extent the portion of the UFC Stock owned by the Rabbi Trust attributable to his Plan Account is to be tendered in response to such tender offer. Any directions shall be communicated to the Trustee for responding to the tender offer in accordance therewith; provided that with respect to any UFC Stock for which no direction is received, the Benefits Investment Committee of the Company shall direct the Trustee to respond to the tender offer in a manner such Committee determines to be in the best interests of participants in the Plan.

Section 10. Inter-Employer Reimbursements.

         Although any benefit payments or contributions to the Rabbi Trust hereunder shall be made by the Company, it shall be determined by the Benefits Administrative Committee whether any portion thereof is allocable to any other Employer on account of its employment of the applicable Executive. In any such case, the Company shall be reimbursed by such other Employer in the amount and manner determined by the Benefits Administrative Committee pursuant to uniformly applicable procedures.


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Section 11. Non-Alienation of Benefits.

         Neither an Executive nor his designated beneficiaries shall have the power to transfer, assign, anticipate or otherwise encumber in advance any of the payments provided in this Plan; nor shall any of said payments, nor any assets or funds of the Company or any Employer be subject to seizure for the payment of any of the Executive's or his beneficiaries' judgments, alimony or separate maintenance or be reached or transferred by operation of law in the event of the bankruptcy or insolvency of the Executive or any beneficiary.

Section 12. Administration.

         The Benefits Administrative Committee shall have all such powers that may be necessary to carry out the provisions of the Plan, including without limitation, the power to delegate administrative matters to other persons, to construe and interpret the Plan, to adopt and revise rules, regulations and forms relating to and consistent with the Plan's terms, to amend Appendix A, as referenced in Section 2(g) hereof, in its sole discretion thereby adding or deleting any Executive or the Supplements which any Executive is eligible to receive under this Plan, and to make any other determination which it deems necessary or advisable for the implementation and administration of the Plan. Subject to the foregoing, all decisions and determinations by the Benefits Administrative Committee shall be final, binding and conclusive as to all parties, including without limitation any Executive and all other employees and persons. The Benefits Administrative Committee shall calculate the supplements in Sections 3, 4, 5 and 6 hereof in a manner which avoids duplicative benefits.

Section 13. Limitation of Rights Against the Employers.

         Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any Executive any right to be retained in the service of the Employers, limiting in any way the right of the Employers to terminate such Executive's employment at any time, evidencing any agreement or understanding express or implied, that the Employers will employ such Executive in any particular position or at any particular rate of compensation and/or guaranteeing such Executive any right to receive any other form or amount of remuneration from the Employers.

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Section 14. Construction.

         The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin. Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine for all cases where they would so apply; and wherever any words are used herein in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words "hereof", "herein", "hereunder" and other similar compounds of the word "here" shall mean and refer to this entire document and not to any particular paragraph.

Section 15. Amendment or Termination of the Plan.

         The Oversight Committee shall have the right to amend, modify, terminate or discontinue the Plan at any time; and such action shall be final, binding and conclusive as to all parties, including any Executive, any beneficiary thereof and all other Employers' employees and persons. Notwithstanding the foregoing, any such Oversight Committee action to terminate or discontinue the Plan or to change the payment amounts or the time and manner of payment thereof as then provided in the Plan shall not be effective and operative with respect to benefits accrued as of such date, unless and until written consent thereto is obtained from each Executive affected by such action or, if any such Executive is not then living, from the beneficiary thereof.

Section 16. Relationship to Employment Agreements.

         Except as otherwise expressly provided herein, this Plan does not affect the rights of any Executive under any employment or other compensation agreement with an Employer covering such Executive. This Plan supersedes and eliminates as a separate benefit the Universal Foods Corporation Unfunded Retirement Plan with respect to any Executive covered thereby who executes an acceptance in the form approved by the Benefits Administrative Committee. An Executive who is entitled to a benefit under the Universal Foods Corporation Unfunded Retirement Plan who fails to execute the acceptance shall be entitled to all benefits accrued as of December 31, 1988 under the terms of such Unfunded Retirement Plan but shall not have any Plan Account hereunder.

Section 17. Successors and Assigns.

         The terms and conditions of the Plan, as amended and in effect from time to time, shall be binding upon the successors and assigns of the Employer, including without

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limitation any entity into which an Employer may be merged or with which an
Employer may be consolidated.















































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                             AMENDMENT NO. 1 TO THE
                           UNIVERSAL FOODS CORPORATION
                            SUPPLEMENTAL BENEFIT PLAN

         The Universal Foods Corporation Supplemental Benefit Plan ("the Plan") is hereby amended, effective as of September 10, 1998, as set forth below:

          1. Section 8(a) of the Plan is amended to read in its entirety as follows:

                  a. An Executive shall only be vested in the Plan Account if such Executive is vested pursuant to the terms of the ESOP. Consistent with Section 5.08 of the ESOP, the Plan Accounts shall be fully vested and nonforfeitable in the event of a "change of control of the Company" which for this purpose means:

         (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either
                  (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of
                  Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section; or

        (ii) individuals who, as of September 10, 1998, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to September 10, 1998 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or



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      (iii)       consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
                  (B) no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Business Combination) beneficially owns, directly of indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

         (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.